UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 27, 2009

Southside Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-12247	75-1848732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 S. Beckham, Tyler, Texas	75701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (903) 531-7111

NA
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230-425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 27, 2009, the Board of Directors (the “Board”) of Southside Bancshares, Inc. (the “Company”) increased the size of the Board by two members pursuant to Article 3.02 of the Company’s Amended and Restated Bylaws.  The Board appointed Messrs. Preston L. Smith and Donald W. Thedford to fill the newly created director positions.

Mr. Smith is the President and owner of PSI Production, Inc.  He is an active member of the Independent Petroleum Association of America and served as its Northeast Texas Representative to the Board of Directors from 1999 to 2005.  Mr. Smith serves on the Board of Trustees for All Saints Episcopal School of Tyler and Trinity Mother Frances Health System, and he is President of the East Texas State Fair Association.  Mr. Smith will stand for election at the 2010 Annual Meeting of the Company’s shareholders, and will thereafter join the class of directors that will stand for reelection at the 2011 Annual Meeting.

Mr. Thedford has been the President of Don’s TV & Appliance, Inc. since 1979.  He is a member of the National Appliance Retail Dealers Association and the Nationwide Marketing Group.  Mr. Thedford will stand for election at the 2010 Annual Meeting, and will thereafter join the class of directors that will stand for reelection at the 2013 Annual Meeting.

There are no arrangements between Mr. Smith or Mr. Thedford and any other person pursuant to which either Mr. Smith or Mr. Thedford was selected as a director, nor are there any transactions to which the Company is a party and in which either Mr. Smith or Mr. Thedford has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southside Bancshares, Inc.

Date: September 2, 2009	By:	/s/ Sam Dawson
Sam Dawson
President and Secretary

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